EXHIBIT 4.2

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                            POOL ENERGY SERVICES CO.

                             STOCK OPTION AGREEMENT
                     (1996 DIRECTORS' STOCK INCENTIVE PLAN)


       Pool Energy Services Co. (the "Company"), desiring to afford an opportunity to the grantee identified below (the "Grantee") to purchase shares of the Company's common stock, no par value ("Common Stock"), and to provide the Grantee with a proprietary interest in the Company, has granted to the Grantee, and the Grantee hereby accepts, an option (the "Option") under the Company's 1996 Directors' Stock Incentive Plan (the "Plan") to purchase the number of shares of Common Stock, during the term, at the price, and subject to and upon the terms and conditions set forth below. The Option is a non-qualified stock option and is not subject to incentive stock option treatment under the Internal Revenue Code or applicable regulations thereunder.

1.     DETAILS OF OPTION.

       (a)   The date of the Option (the "Date of Grant") is _____________.

       (b)   The name of the Grantee is ________________.

       (c) The number of shares of Common Stock for which the Option is exercisable is , subject to adjustment as provided in the Plan.

       (d) Subject to acceleration as set forth in the Plan, the Option shall become exercisable on the first anniversary of the Date of Grant, provided, however, that, if the Date of Grant coincides with the date of the Company's Annual Meeting of Shareholders, the Option shall become exercisable on the earlier of (i) the first anniversary of the Date of Grant or (ii) the date of the Annual Meeting of Shareholders held in the first calendar year following the calendar year of the Date of Grant.

       (e) The exercise price of the Option is $----------------- per share of Common Stock, subject to adjustment as provided in the Plan.

       (f) The term of the Option is ten years beginning on the date of grant of the Option; upon the expiration of such term, or earlier termination thereof as provided in the Plan, the Option shall expire and may not be exercised.


2. THE PLAN. The Option is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Plan, as the same shall have been amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Grantee, without his consent, of this Option or any rights hereunder. All of the terms and provisions of the Plan are hereby incorporated into this Agreement, including, without limitation, the provisions of the Plan relating to eligibility, payment, terms and limitations on the right of exercise, transferability, termination of service, adjustment of option shares and/or exercise price and taxes. A copy of the Plan in its current form has been furnished to the Grantee. In the event of any conflict or inconsistency between provisions of the Plan and this Agreement, the Plan shall control.

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       IN WITNESS WHEREOF, the Company and the Grantee have executed this
Agreement as of the date stated above.


                                                    POOL ENERGY SERVICES CO.


                                                    BY__________________

ACCEPTED:

__________________________
       (GRANTEE)

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